UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 16, 2026

Winmark Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-22012	41-1622691
(Commission File Number)	(I.R.S. Employer Identification Number)

605 Highway 169 North, Suite 400, Minneapolis, Minnesota 55441

(Address of Principal Executive Offices) (Zip Code)

(763) 520-8500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, no par value per share	WINA	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01Other Events

On March 16, 2026, Winmark Corporation (the “Company”) announced to its franchisee network the implementation of a monthly Software Fee for all locations as well as the implementation of a North American Ad Fund for all Plato’s Closet® locations.

Software Fee

The Company has announced that, beginning on September 1, 2026, it will charge a monthly fee of $295 plus applicable taxes (“Software Fee”) per store location under its software license agreement applicable to the Company’s point-of-sale system. The Company will use the proceeds of this Software Fee (approximately $400,000 per month in aggregate) for the ongoing support and management as well as the upcoming modernization of its point-of-sale system. Such investments may include costs associated with internal personnel, third-party vendors and service providers, and technology infrastructure, as determined by the Company.

Plato’s Closet Ad Fund

The Company also announced that it has implemented a North American Ad Fund (“Ad Fund”) for its Plato’s Closet brand. Pursuant to the Company’s franchise agreements and system standards, franchisees operating Plato’s Closet locations will be required to contribute an amount equal to 2% of sales to the Ad Fund, commencing on July 1, 2026. As a result of this implementation, Plato’s Closet franchisees are now required to spend 6% (up from 5%) of their sales on marketing, of which 2% will be contributed to the Ad Fund. Contributions to the Ad Fund will be used to generate Plato’s Closet specific creative, working media and marketing infrastructure improvements to increase brand visibility. A portion of the Ad Fund proceeds will cover reasonable costs incurred by Winmark for administering the Ad Fund, including investments in personnel or contractors and continued investment in marketing activities. If the Ad Fund had been in place for fiscal 2025, the size of the Ad Fund would have been approximately $13.5 million.

The implementation of both the Software Fee and the Ad Fund is consistent with the Company’s existing franchise agreements, system standards, and franchise disclosure documents and does not amend the terms of any of the Company’s franchise agreements.

The Company anticipates the primary impact on its financial statements from the implementation of both the Software Fee as well as the Ad Fund will result in an increase in revenues with a corresponding increase in expenses.

As a result of the implementation of these fees, the Company is adding an additional risk factor.*

The Company’s implementation of a monthly Software Fee and the introduction of a North American Ad Fund for its Plato’s Closet brand may adversely affect franchisee relationships and system performance.

The Company periodically implements system initiatives, including technology platforms, advertising programs, and related fees, that are intended to support brand development and operational consistency across its franchised systems. These initiatives, including the implementation of a North American Ad Fund for its Plato’s Closet brand and a monthly Software Fee may increase franchisee operating costs and may not result in immediate or uniform benefits for all franchisees.  If franchisees view such initiatives as burdensome, ineffective, or misaligned with their business needs, franchisee satisfaction and compliance may be adversely affected. Any deterioration in franchisee relationships could negatively impact franchisee retention, the pace of new franchise development, and the overall performance of the Company’s franchise systems.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

Date: March 16, 2026	By:	/s/Anthony D. Ishaug
Anthony D. Ishaug
Chief Financial Officer and Treasurer